Exhibit 10.1

EIGHTH AMENDMENT TO LEASE

This EIGHTH AMENDMENT TO LEASE (“Eighth Amendment”) is made and entered into as of July 28, 2025 (the “Effective Date”), by and between HCP LS REDWOOD CITY, LLC, a Delaware limited liability company (“Landlord”), and REVOLUTION MEDICINES, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.
Landlord and Tenant are parties to the Lease dated January 15, 2015 (the “Original Lease”), as amended by that certain First Amendment to Lease dated September 16, 2016 (the “First Amendment”), that certain Second Amendment to Lease dated April 17, 2020 (the “Second Amendment”), that certain Third Amendment to Lease dated November 1, 2021 (the “Third Amendment”), that certain Fourth Amendment to Lease dated March 24, 2023 (the “Fourth Amendment”), that certain Fifth Amendment to Lease dated August 3, 2023 (the “Fifth Amendment”) that certain Sixth Amendment to Lease dated July 12, 2024 (the “Sixth Amendment”) and that certain Seventh Amendment to Lease dated November 5, 2024 (the “Seventh Amendment”, and together with the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, and the Sixth Amendment, the “Lease”), whereby Tenant leases approximately 233,065 RSF (“Eighth Amendment Existing Premises”) comprised of:
(i)
that certain premises (the “700 Premises”) containing approximately 41,916 RSF consisting of the entire building (“700 Building”) located at 700 Saginaw Drive, Redwood City, CA,
(ii)
that certain premises (the “300 Premises”) containing approximately 19,483 RSF consisting of the entire building (the “300 Building”) located at 300 Saginaw Drive, Redwood City, CA,
(iii)
that certain premises (the “800 Premises”) containing approximately 41,445 RSF consisting of the entire building (“800 Building”) located at 800 Saginaw Drive, Redwood City, CA,
(iv)
that certain premises (the “900 Premises”) containing approximately 39,967 RSF consisting of the entire building (“900 Building”) located at 900 Saginaw Drive, Redwood City, CA,
(v)
that certain premises (the “500 Premises”) containing approximately 43,293 RSF consisting of the entire building (“500 Building”) located at 500 Saginaw Drive, Redwood City, CA, and
(vi)
that certain premises (the “600 Premises”) containing approximately 46,961 RSF consisting of the entire building (the “600 Building”) located at 600 Saginaw Drive, Redwood City, CA.

B.
Tenant desires to expand the Eighth Amendment Existing Premises to include that certain space consisting of approximately 60,841 RSF (the “Eighth Amendment Expansion Premises”) comprising all of the rentable area of the building located at 400 Saginaw Drive, Redwood City, CA (the “400 Building”), as delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided. With the addition of the Eighth Expansion Premises, the total Premises will contain 293,906 RSF.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Eighth Amendment.
2.
Modification of Premises.
2.1.
Effective as of the date Landlord tenders possession of the Eighth Amendment Expansion Premises to Tenant in the condition required by this Eighth Amendment (such date, the “Eighth Amendment Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Eighth Amendment Expansion Premises. The Eighth Amendment Expansion Commencement Date is currently anticipated to occur July 29, 2025 (the “Anticipated Eighth Amendment Expansion Commencement Date”). Landlord shall be deemed to have tendered possession of the Eighth Amendment Expansion Premises to Tenant upon the date that Landlord provides Tenant with a key or access card to the Eighth Amendment Expansion Premises and the Eighth Amendment Expansion Premises is in the condition required by this Eighth Amendment, and no action by Tenant shall be required therefor. If, for any reason, Landlord is delayed in tendering possession of the Eighth Amendment Expansion Premises to Tenant on the Anticipated Eighth Amendment Expansion Commencement Date or any other date, except as otherwise expressly provided in Section 2.3 below, Landlord shall not be subject to any liability for such failure, and the validity of this Lease shall not be impaired, but the Eighth Amendment Expansion Commencement Date shall be extended by one day for each day after the Eighth Amendment Expansion Commencement Date until Landlord tenders possession of the Eighth Amendment Expansion Premises to Tenant. Effective upon the Eighth Amendment Expansion Commencement Date, the Existing Premises shall be increased to include the Eighth Amendment Expansion Premises. Landlord and Tenant hereby acknowledge that such addition of the Eighth Amendment Expansion Premises to the Existing Premises shall, effective as of the Eighth Amendment Expansion Commencement Date, increase the size of the Premises to approximately 293,906 RSF. The Eighth Amendment Existing Premises and the Eighth Amendment Expansion Premises may hereinafter collectively be referred to as the “Premises.” All references in the Lease, as amended, to the Building shall mean (i) the 700 Building when the context applies to the 700 Building or any portion of the Premises located in the 700 Building, (ii) the 300 Building when the context applies to the 300 Building or any portion of the Premises located in the 300 Building, (iii) the 800 Building when the context applies to the 800 Building or any portion of the Premises located in the 800 Building, (iv) the 900 Building when the context applies to the 900 Building or any portion of the Premises located in the 900 Building, (v) the 500 Building when the context applies to the 500 Building or any portion of the Premises located in the 500 Building, (vi) the 600 Building when the context applies to the 600 Building or any portion of the Premises located in the 600 Building, (vii) the 400 Building when the context applies to the 400 Building or any portion of the Premises located in the 400 Building, and (viii) each of the 700 Building, the 300 Building, the 800 Building, the 900 Building, the 500 Building, the 600 Building and the 400 Building when the context applies to each of such buildings.
2.2.
As a condition precedent to the effectiveness of this Eighth Amendment for Landlord’s benefit only, (i) Landlord’s existing lease for the Eighth Amendment Expansion Premises with IMPOSSIBLE FOODS INC., a Delaware corporation (“Impossible Foods”), shall have either expired or have been terminated to Landlord’s satisfaction, and (ii) Tenant shall have entered into a new sublease with Impossible Foods (the “New Impossible Foods Sublease”) in a form mutually and reasonably agreed upon by Landlord, Tenant and Impossible Foods, provided Tenant shall have obtained Landlord’s prior written consent of such New Impossible Foods Sublease pursuant to the terms of the Lease, in a form mutually and reasonably agreed upon by Landlord, Tenant and Impossible Foods (the “Landlord Impossible Foods Consent Agreement”). As a condition precedent to the effectiveness of this Eighth Amendment for Tenant’s benefit only, (A) Landlord shall have executed this Eighth Amendment, (B) Tenant and Impossible Foods shall have fully executed the New Impossible Foods Sublease, and (C) the Landlord Impossible Foods Consent Agreement shall have been executed by all parties thereto.
2.3.
Notwithstanding Section 2.1 above to the contrary, if Landlord fails to deliver possession of the Eighth Amendment Expansion Premises to Tenant on or before the date that is thirty (30) days after the Anticipated Eighth Amendment Expansion Commencement Date (the "Outside Delivery Date"), which Outside Delivery Date shall be extended day for day for each day Landlord fails to deliver possession of the Eighth Amendment Expansion Premises to Tenant as a direct result of any acts or omissions of Tenant or Tenant’s agents, employees or contractors, and/or any events of Force Majeure, then Landlord shall abate one (1) day of Base Rent for the Eighth Amendment Expansion Premises, only, for every one (1) day of delay that Landlord fails to deliver possession of the Eighth Amendment Expansion Premises to Tenant beyond the Outside Delivery Date (as so extended), with such abatement applied to Base Rent first coming due for the Eighth Amendment Premises. The abatement right afforded to Tenant under this Section 2.3 shall be Tenant's sole and exclusive remedy for Landlord's failure to deliver possession of the Eighth Amendment Expansion Premises to Tenant by the Outside Delivery Date (as so extended).
3.
Lease Term.
3.1.
Eighth Amendment Expansion Term. Landlord and Tenant acknowledge that Tenant’s lease of the Eighth Amendment Existing Premises is scheduled to expire on December 31, 2035, pursuant to the terms of the Lease (herein, the “Lease Expiration Date”). For purposes of this Eighth Amendment, the term “Expansion Year” shall mean each consecutive twelve (12) month period during the Eighth Amendment Expansion Term; provided, however, that the first (1st) Expansion Year shall commence on the Eighth Amendment Expansion Commencement Date and end on the last day of the month in which the first anniversary of the

Eighth Amendment Expansion Commencement Date occurs (unless the Eighth Amendment Expansion Commencement Date is the first (1st) day of a calendar month, in which event the first applicable Expansion Year shall end on the day immediately preceding the first anniversary of the Eighth Amendment Expansion Commencement Date), and the second and each succeeding applicable Expansion Year shall commence on the first day of the next calendar month; and further provided that the last applicable Expansion Year shall end on the Lease Expiration Date. The period of time commencing on the Eighth Amendment Expansion Commencement Date and terminating on the Lease Expiration Date, shall be referred to herein as the “Eighth Amendment Expansion Term.”
3.2.
Option Term. Landlord and Tenant acknowledge and agree that Tenant shall continue to have one (1) option to extend the Lease Term for a period of ten (10) years in accordance with, and pursuant to the terms of, Section 2.2 of the Original Lease, Section 3.2 of the Second Amendment, Section 3.2 of the Third Amendment, Section 3.2 of the Fourth Amendment, Section 3.2 of the Sixth Amendment and Section 3.2 of the Seventh Amendment; provided, however, for purposes hereof, (i) all references therein to the “initial Lease Term” shall be deemed to refer to the “Eighth Amendment Expansion Term”, (ii) such right shall apply to the entire Premises existing as of the Lease Expiration Date (i.e., the Eighth Amendment Existing Premises and the Eighth Amendment Expansion Premises), and (iii) Tenant may only exercise such option with respect to the entire Premises existing as of the Lease Expiration Date (i.e., the Eighth Amendment Existing Premises and the Eighth Amendment Expansion Premises).
4.
Base Rent.
4.1.
Eighth Amendment Existing Premises. Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Base Rent for the Eighth Amendment Existing Premises in accordance with the terms of the Lease.
4.2.
Eighth Amendment Expansion Premises.
(a)
Base Rent for Eighth Amendment Expansion Premises. During the Eighth Amendment Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Eighth Amendment Expansion Premises (which shall be calculated separate and apart from Base Rent for the Eighth Amendment Existing Premises) as follows, including, without limitation, if the Eighth Amendment Expansion Commencement Date occurs on a date which is other than the first (1st) day of a calendar month, annual increases shall commence as of the first anniversary of the first (1st) day of the subsequent calendar month immediately following the Eighth Amendment Expansion Commencement Date (as set forth below):

Period During Eighth Amendment Expansion Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per RSF
7/29/25 – 7/31/25*	N/A	$30,911.15**	$5.2500
8/1/25 – 7/31/26	$3,832,983.00	$319,415.25	$5.2500
8/1/26 – 7/31/27	$3,967,137.41	$330,594.78	$5.4338
8/1/27 – 7/31/28	$4,105,987.21	$342,165.60	$5.6239
8/1/28 – 7/31/29	$4,249,696.77	$354,141.40	$5.8208
8/1/29 – 7/31/30	$4,398,436.15	$366,536.35	$6.0245
8/1/30 – 7/31/31	$4,552,381.42	$379,365.12	$6.2354
8/1/31 – 7/31/32	$4,711,714.77	$392,642.90	$6.4536
8/1/32 – 7/31/33	$4,876,624.79	$406,385.40	$6.6795
8/1/33 – 7/31/34	$5,047,306.65	$420,608.89	$6.9132
8/1/34 – 7/31/35	$5,223,962.39	$435,330.20	$7.1552
8/1/35 – 12/31/35	$5,406,801.07	$450,566.76	$7.4056

*The July 29, 2025 date is based upon an Anticipated Eighth Amendment Expansion Commencement Date of July 29, 2025.

**Reflects total payable for such July 2025 period calculated on a per diem basis.

(b)
Eighth Expansion Premises Abated Base Rent. Provided that Tenant is not then in default of the Lease (as hereby amended) beyond any applicable notice and cure periods, then during the following twelve (12) months of the Eighth Amendment Expansion Term (the “Eighth Amendment Expansion Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Eighth Amendment Expansion Premises only during such Eighth Amendment Expansion Rent Abatement Period (the “Eighth Amendment Expansion Rent Abatement”): (i) August 1, 2025 through and including November 30, 2025; (ii) August 1, 2026 through and including November 30, 2026; and (iii) August 1, 2027 through and including November 30, 2027. Landlord and Tenant acknowledge that the aggregate amount of the Eighth Amendment Expansion Rent Abatement equals $3,968,702.54 (i.e., with respect to 2025, $319,415.25 per month and $1,277,661 in the aggregate, with respect to 2026, $330,594.78 per month and $1,322,379.14 in the aggregate, and with respect to 2027, $342,165.60 per month and $1,368,662.40 in the aggregate). Tenant acknowledges and agrees that the foregoing Eighth Amendment Expansion Rent Abatement has been granted to Tenant as additional consideration for entering into this Eighth Amendment, and for agreeing to pay the Rent and performing the terms and conditions otherwise required under the Lease (as hereby amended).

If Tenant shall be in default under the Lease (as hereby amended) during the Eighth Amendment Expansion Rent Abatement Period and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease (as hereby amended), then the dollar amount of the unapplied portion of the Eighth Amendment Expansion Rent Abatement as of the expiration of such cure period shall be converted to a credit to be applied to the Base Rent applicable at the end of the Eighth Amendment Expansion Term and Tenant shall then be obligated to begin paying Base Rent for the Eighth Amendment Expansion Premises.

Tenant shall pay Base Rent for the first full month during which Base Rent will come due with respect to the Eighth Amendment Expansion Premises within thirty (30) days following the mutual execution of this Eighth Amendment.

5.
Tenant’s Share of Direct Expenses.
5.1.
Eighth Amendment Existing Premises. Tenant shall continue to pay Tenant’s Share of Direct Expenses in connection with the Eighth Amendment Existing Premises in accordance with the terms of the Lease through and including the Lease Expiration Date.
5.2.
Eighth Amendment Expansion Premises. Commencing on the Eighth Amendment Expansion Commencement Date and continuing throughout the Eighth Amendment Expansion Term, Tenant shall pay Tenant’s Share of Direct Expenses in connection with the Eighth Amendment Expansion Premises in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant’s Share of Direct Expenses in connection with the Eighth Amendment Expansion Premises, Tenant’s Share shall equal 100% of the 400 Building.
6.
Condition of Eighth Amendment Expansion Premises. Except as otherwise set forth in the Tenant Work Letter attached hereto as Exhibit B, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Eighth Amendment Expansion Premises, and Tenant shall accept the Eighth Amendment Expansion Premises in its presently existing, “as-is” condition, provided that as of the Eighth Amendment Expansion Commencement Date, the Eighth Amendment Expansion Premises shall be in compliance with Applicable Laws (including with respect to ADA requirements and Hazardous Materials) in effect and enforced as of such date to the extent necessary to obtain or maintain a certificate of occupancy, final sign-off or the legal equivalent thereof for the Eighth Amendment Expansion Premises, in broom clean condition and reasonably weather-tight. Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that Impossible Foods will be in possession of all or a portion of the Eighth Amendment Expansion Premises as of the Eighth Amendment Expansion Commencement Date pursuant to the terms of the New Impossible Foods Sublease. Any failure of the Premises to be in such condition at such time shall be remedied by Landlord at Landlord’s sole cost and expense, which shall be Tenant’s sole remedy for any such failure. Tenant shall accept all laboratory systems and process utilities in their presently existing, as-is condition and Tenant shall be solely responsible for all costs related to their conditional use. Notwithstanding the foregoing or anything in the Lease to the contrary, Landlord shall, at Landlord’s sole cost and expense (which shall not be deemed an Operating Expense), repair or replace any failed or inoperable portion of the roof, roof membrane, or Building Systems serving the Eighth Amendment Expansion Premises and shall keep the same in good working order during the first (1st) year following the Eighth Amendment Expansion Commencement Date (“Eighth

Amendment Warranty Period”), provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction, omissions, and/or negligence of Tenant, its subtenants and/or assignees, if any, or any company which is acquired, sold or merged with Tenant (collectively, “Tenant Damage”), or by any modifications, Alterations or improvements constructed by or on behalf of Tenant. Landlord shall coordinate such work with Tenant and shall utilize commercially reasonable efforts to perform the same in a manner designed to minimize interference with Tenant’s use of the Premises. To the extent repairs which Landlord is required to make pursuant to this Section 6 are necessitated in part by Tenant Damage, then to the extent the same are not covered by Landlord’s insurance, Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair.
7.
Damage and Destruction.
7.1.
As of the date of this Eighth Amendment, all references in Section 11.2 of the Lease (as last amended by Section 7.1 of the Seventh Amendment) to “Building” are hereby revised to state “the 700 Building, the 300 Building, the 800 Building, the 900 Building, the 500 Building, the 600 Building or the 400 Building, as applicable.” Further, in addition to Landlord’s rights under Section 11.2 of the Lease to terminate the Lease, as amended, in the event that the conditions specified in such Section 11.2 are satisfied, Landlord shall also have the right to elect to terminate Tenant’s lease of the portion of the Premises in only one of the 700 Building, the 300 Building, the 800 Building, the 900 Building, the 500 Building, the 600 Building, or the 400 Building, and in such event Tenant’s lease of the portion of the Premises in the non-terminated Building shall remain in full force and effect.
7.2.
The sentence added at the end of Section 11.2 of the Lease by the terms of Section 8.2 of the Sixth Amendment (as last amended by Section 7.2 of the Seventh Amendment) is hereby replaced with the following: “Alternatively, upon the termination of Tenant’s lease of the portion of the Premises in one or the other of the 700 Building, the 300 Building, the 800 Building, the 900 Building, the 500 Building, the 600 Building, or the 400 Building, under any of the provisions of this Article 11, the parties shall be released with respect to the provisions of the Lease which are applicable to the terminated portion of the Premises without further obligation to the other from the date possession of the terminated portion of the Premises is surrendered to Landlord, except for items which have theretofore accrued and are then unpaid.”
8.
Lease Bifurcation. Landlord and Tenant hereby acknowledge that Landlord may, in its reasonable discretion (e.g., in connection with the financing, refinancing, redevelopment, subdivision, or sale of any or all of the Project), require that separate leases exist with regard to each of the 700 Building, the 300 Building, the 800 Building, the 900 Building, the 500 Building, the 600 Building, and/or the 400 Building. If Landlord so reasonably requires, the parties agree to bifurcate the Lease, as amended, into separate leases at Landlord’s sole cost and expense; provided, however, such resulting, bifurcated leases shall, on a collective basis, (i) be on the same terms as set forth in the Lease, as amended hereby (provided that in no event shall certain rights of Tenant which are reasonably assignable to only one of such leases be duplicated in the other of such leases), and (ii) be in form and substance reasonably approved by Tenant. Such bifurcated, replacement leases shall, if so required by Landlord and to the extent the same otherwise satisfy the requirements of this Section 8, be executed by Landlord and Tenant within thirty (30) days following Landlord’s written election and delivery of the same to Tenant.
9.
Right of First Offer; Right of First Refusal on Rejected First Offer Space or Unsolicited Proposal. Effective as of the Eighth Amendment Expansion Commencement Date, Section 9 of the Seventh Amendment is hereby deleted in its entirety and of no further force or effect (except that Section 10 of the Sixth Amendment deleted thereunder shall remain deleted) and Tenant shall have no further rights thereunder. Notwithstanding the foregoing, subject to the terms and conditions of this Section 9, during the period (the “First Offer Period”) commencing on the Effective Date and continuing through and including the Lease Expiration Date, subject to the terms and conditions of this Section 9 below, Landlord hereby grants to the above-named Tenant (the “Original Tenant”) and any Permitted Transferee an on-going right of first offer to lease any available space within the buildings located at 100 Saginaw Drive and 200 Saginaw Drive (each, the “First Offer Space”), when any such applicable First Offer Space has become available for lease as reasonably determined by Landlord (and provided that such space continues to be part of the Project). Such right of first offer shall be subordinate to all rights of which are set forth in leases of space in the Project as of the date hereof, and in any “Intervening Lease”, as defined below, including any renewal, extension or expansion rights set forth in such leases, regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease (collectively, the “Superior Right Holders”) with respect to such First Offer Space (or any First Refusal Space [as defined below] as the case may be).
9.1.
Procedure for Offer. Subject to the terms and conditions of this Section 9 below, prior to Landlord entering into any new lease of the applicable First Offer Space (other than to a Superior Right Holder), when the applicable First Offer Space will or has become available for lease by Tenant as provided above, Landlord shall offer to lease to Tenant such applicable First Offer Space (each, the “First Offer Notice”). If Landlord intends to lease the applicable First Offer Space as a part of a transaction including additional space, then the applicable First Offer Notice shall include such additional space as well as the applicable First Offer Space. The applicable First Offer Notice shall describe the space so offered to Tenant and shall set forth the rent and other economic terms upon which Landlord is willing to lease such space to Tenant (each, the “First Offer Rent”).
9.2.
Procedure for Acceptance; Subsequent Rights. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the applicable First Offer Notice, then within seven (7) business days after delivery of the applicable First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s election to exercise its right of first offer with respect to the entire space described in the applicable First Offer Notice on the terms contained in such notice. If Tenant does not so notify Landlord within the seven (7) business day period, then Tenant shall be deemed to have elected not to lease the applicable First Offer Space described in the First Offer Notice (each, a "Rejected First Offer Space") and subject to (i) the right of first refusal expressly provided in Section 9.3 below and (ii) the re-initiation of the right of first offer expressly provided in Section 9.4 below, Landlord shall thereafter be free to lease the applicable Rejected First Offer Space to anyone to whom Landlord desires on any terms Landlord desires. For purposes of this Section 9, any such lease to a third-party following any such non- leasing by Tenant of the applicable Rejected First Offer Space hereunder and/or non-leasing of the applicable First Refusal Space under Section 9.3 below, shall be an “Intervening Lease”. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer under this Section 9, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.
9.3.
Tenant's First Refusal Rights. Notwithstanding anything in this Section 9: (i) notwithstanding that Tenant has expressly elected or is deemed to have elected to not to lease any applicable Rejected First Offer Space pursuant to Section 9.2 above (for purposes of this Section 9.3 and associated provisions in this Section 9, each, a “First Refusal Space”), if within nine (9) months after the date Landlord delivered such applicable First Offer Notice to Tenant (the "9-Month ROFR Period"), Landlord is willing to accept from any third party (excluding existing tenants of the applicable First Refusal Space and Superior Right Holders) a bona fide proposal (each, a “First Refusal Proposal”) to lease all or any portion of the applicable First Refusal Space, which First Refusal Proposal has a commencement date scheduled to occur prior to the expiration of the First Offer Period, or (ii) if prior to Landlord deeming any applicable First Offer Space to be available and offering the same to Tenant pursuant to an applicable First Offer Notice pursuant to Section 9.1 above, Landlord receives an unsolicited third party proposal (each, an “Unsolicited Proposal”) with respect to such applicable First Offer Space that Landlord is willing to accept from any third party (excluding existing tenants of the applicable First Refusal Space and Superior Right Holders) to lease all or any portion of the applicable First Offer Space, which Unsolicited Proposal has a commencement date scheduled to occur prior to the expiration of the First Offer Period (which applicable First Offer Space for such purposes shall also be First Refusal Space hereunder), then: (A) before entering into such third party lease, Landlord shall deliver to Tenant written notice (the "First Refusal Notice") of such First Refusal Proposal or Unsolicited Proposal, as applicable, and the same economic terms (i.e., the same scope of rental and concession components) upon which Landlord would lease the applicable First Refusal Space to such third party in such acceptable lease proposal, except that the lease term for such applicable First Refusal Space shall be coterminous with the then-current Lease Term under the Lease, as hereby amended (as it may be extended pursuant to Section 3.2 above), provided, however, if the lease term for such third party lease proposal is different than such coterminous term, then the economic terms of such third party lease proposal as provided to Tenant in the First Refusal Notice shall be adjusted and pro-rated by Landlord as reasonably appropriate taking into account such coterminous term (which economic terms applicable to such proposal shall be referred to herein as the "First Refusal Economic Terms"); and (B) so long as no Superior Right Holders have elected to lease such applicable First Refusal Space pursuant to the applicable superior rights, Tenant shall have the right to lease such entire First Refusal Space upon such First Refusal Economic Terms by delivering written notice thereof (the "First Refusal Election Notice") to Landlord within five (5) business days after Tenant's receipt of Landlord's First Refusal Notice. If Tenant does not deliver the First Refusal Election Notice to Landlord within such 5-business day period, then Tenant shall be deemed to have elected not to lease such applicable First Refusal Space (any such space, “Rejected First Refusal Space” and further, if pertaining to an Unsolicited Proposal, sometimes more specifically a “Rejected Unsolicited Proposal Refusal Space”), in which event, except as otherwise expressly provided in Section 9.4(b) below: (1) Landlord may lease such applicable Rejected First Refusal Space (or any portion thereof) to any person or entity on any terms Landlord desires; and (2) Tenant's right to lease such applicable Rejected First Refusal Space as provided in this Section 9.3 shall thereupon automatically terminate and be of no further force or effect. Notwithstanding the foregoing, if Tenant elects or is deemed to have elected not to lease any applicable Rejected Unsolicited Proposal Refusal Space as set forth hereinabove, then, except as otherwise expressly provided in Section 9.4(c) below, Tenant shall not thereafter also have a subsequent right of first offer with respect to such Rejected Unsolicited Proposal Refusal Space and Landlord may lease the same (or any portion thereof) to any person or entity on any terms Landlord desires.
9.4.
Subsequent First Offer Rights . Notwithstanding anything in this Section 9 to the contrary, including, without limitation, Sections 9.1, 9.2 and 9.3 above:
(a)
with respect to any Rejected First Offer Space with no applicable subsequent First Refusal Notice pertaining thereto, if (1) Tenant has expressly elected or is deemed to have elected not to lease any applicable Rejected First Offer Space pursuant to Section 9.2 above, (2) Landlord has not entered into an Intervening Lease with a third party within nine (9) months following the delivery by Landlord to Tenant of the applicable First Offer Notice (such 9- month period, the “9-Month Post ROFO Rejection Period”), and (3) Landlord has not provided any First Refusal Notice to Tenant for any such applicable Rejected First Offer Space, then, so long as Landlord is not engaged in negotiations with a third party to lease all or a portion of such Rejected First Offer Space, following the expiration of the 9-Month Post ROFO Rejection Period, the right of first offer granted to Tenant in this Section 9 shall once again be invoked (i.e., prior to Landlord entering into any new lease of the applicable Rejected First Offer Space [excluding existing tenants of the applicable Rejected First Offer Space and Superior Right Holders], when the applicable Rejected First Offer Space will or has become available for lease by Tenant as provided in Section 9 above, Landlord shall provide Tenant with a First Offer Notice therefor under Section 9.1 above);
(b)
with respect to any Rejected First Offer Space that thereafter becomes Rejected First Refusal Space (but not including any Rejected Unsolicited Proposal Refusal Space [which is governed by clause (c) hereinbelow]), if (1) Tenant has expressly elected or is deemed to have elected to not to lease any applicable Rejected First Offer Space pursuant to Section 9.2 above, (2) Landlord thereafter delivers a First Refusal Notice therefor under Section 9.3(i) above, (3) Tenant has expressly elected or is deemed to have elected not to lease any applicable Rejected First Refusal Space pursuant to Section 9.3 above, and (4) Landlord has not entered into an Intervening Lease with a third party within nine (9) months following the delivery by Landlord to Tenant of the applicable First Refusal Notice (such 9-month period, the “9-Month Post ROFR Rejection Period”), then, so long as Landlord is not engaged in negotiations with a third party to lease all or a portion of such Rejected First Refusal Space, following the expiration of such 9-Month Post ROFR Rejection Period, the right of first offer granted to Tenant in this Section 9 shall once again be invoked (i.e., prior to Landlord entering into any new lease of the applicable Rejected First Refusal Space [excluding existing tenants of the applicable Rejected First Refusal Space and Superior Right Holders], when the applicable Rejected First Refusal Space will or has become available for lease by Tenant as provided in Section 9 above, Landlord shall provide Tenant with a First Offer Notice therefor under Section 9.1 above); and

(c)
with respect to any Rejected Unsolicited Proposal Refusal Space, if (1) Tenant has expressly elected or is deemed to have elected not to lease any applicable Rejected Unsolicited Proposal Refusal Space pursuant to Section 9.3 above, and (2) Landlord has not entered into an Intervening Lease with a third party within nine (9) months following the delivery by Landlord to Tenant of the applicable First Refusal Notice pertaining to an Unsolicited Proposal (such 9-month period, the “9-Month Post Unsolicited Proposal ROFR Rejection Period”), then, so long as Landlord is not engaged in negotiations with a third party to lease all or a portion of such Rejected Unsolicited Proposal Refusal Space, following the expiration of such 9-Month Post Unsolicited ROFR Rejection Period, the right of first offer granted to Tenant in this Section 9 shall once again be invoked (i.e., prior to Landlord entering into any new lease of the applicable Rejected Unsolicited Proposal Refusal Space [excluding existing tenants of the applicable Rejected Unsolicited Proposal Refusal Space and Superior Right Holders], when the applicable Rejected Unsolicited Proposal Refusal Space will or has become available for lease by Tenant as provided in Section 9 above, Landlord shall provide Tenant with a First Offer Notice therefor under Section 9.1 above).
9.5.
Construction In Space. Tenant shall take the applicable First Offer Space (or applicable First Refusal Space, as the case may be) in its “as is” condition, subject to (i) with respect to any applicable First Offer Space, any improvement allowance granted as a component of the applicable First Offer Rent, and (ii) with respect to any applicable First Refusal Space, any applicable First Refusal Economic Terms. In all events, the construction of improvements in the applicable First Offer Space (or applicable First Refusal Space, as the case may be) shall comply with the terms of Article 8 of the Lease.
9.6.
Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the applicable First Offer Space (or applicable First Refusal Space, as the case may be) as set forth herein, Landlord and Tenant shall promptly thereafter execute an amendment to this Lease adding such applicable First Offer Space (and any additional space) (or applicable First Refusal Space, as the case may be) to the Premises upon the terms and conditions as set forth in the applicable First Offer Notice (or applicable First Refusal Economic Terms, as the case may be) and this Section 9. Tenant shall commence payment of Rent for the applicable First Offer Space (or applicable First Refusal Space, as the case may be), and the term of the applicable First Offer Space (or applicable First Refusal Space, as the case may be) shall commence upon the date set forth in the applicable First Offer Notice (or applicable First Refusal Economic Terms, as the case may be) (each, the “First Offer/Refusal Commencement Date”) and terminate on the date set forth in the applicable First Offer Notice (or applicable First Refusal Economic Terms, as the case may be).
9.7.
Termination of Right of First Offer (and Right of First Refusal). The rights contained in this Section 9 shall be personal to the Original Tenant and any Permitted Transferee, and may only be exercised by the Original Tenant and any Permitted Transferee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant or Permitted Transferee occupies the entire Premises, except for the New Impossible Foods Sublease. Tenant shall not have the right to lease the applicable First Offer Space (or applicable First Refusal Space, as the case may be), and Landlord shall not be required to deliver any applicable First Offer Notice (or applicable First Refusal Notice, as the case may be) prior to leasing any applicable First Offer Space (or applicable First Refusal Space, as the case may be), if, as of the date of the attempted exercise of any right of first offer (or refusal, as the case may be) by Tenant, or as of the date Landlord enters such lease, Tenant is in default under the Lease beyond any applicable notice and cure periods set forth therein.
10.
Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Eighth Amendment other than Jones Lang LaSalle and CBRE, Inc. (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Eighth Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Landlord shall pay the fees and commissions of the Brokers pursuant to a separate agreement. The terms of this Section shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
11.
Parking. Effective as of the Eighth Amendment Expansion Commencement Date and continuing throughout the Eighth Amendment Expansion Term, the parking ratio set forth in Section 9 of the Summary of the Original Lease shall also apply to the Eighth Amendment Expansion Premises.
12.
Signage. Effective as of the Eighth Amendment Expansion Commencement Date, the terms of Article 23 of the Original Lease shall also apply to the Eighth Amendment Expansion Premises.
13.
Letter of Credit; Increase of L-C Amount. The L-C currently held by Landlord is in the amount of $3,517,008.92. In connection with this Eighth Amendment, Landlord and Tenant herby agree that the L-C Amount shall be increased by an amount equal to $901,133.52, to a new total of $4,418,142.44 (the “New Eighth Amendment L-C Amount”). Accordingly, within fifteen (15) days following the Effective Date, Tenant shall provide Landlord with either (i) a new L-C in such amended New Eighth Amendment L-C Amount, which new L-C complies with the requirements of the Lease and Landlord shall concurrently return the existing L-C, or (ii) an amendment to the L-C (in form and content reasonably acceptable to Landlord) in order that the L-C, as amended, is in the New Eighth Amendment L-C Amount.
14.
New Impossible Foods Sublease. Subject to the terms and conditions of the Landlord Impossible Foods Consent Agreement, Landlord hereby confirms its consent to the New Impossible Foods Sublease, provided that the Landlord Impossible Foods Consent Agreement is executed by all parties thereto.
15.
Statutory Disclosure and Related Terms. Effective as of the Effective Date, the terms of Section 16 of the Sixth Amendment shall also be deemed to apply to the Eighth Amendment Expansion Premises.

16.
No Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Eighth Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease, that Tenant knows of no breaches or defaults under the Lease by Landlord or Tenant and that Tenant knows of no events or circumstances which, given the passage of time or notice, would constitute a default under the Lease by either Landlord or Tenant. Landlord hereby represents and warrants to Tenant that, as of the date of this Eighth Amendment, to Landlord’s actual knowledge, there are of no breaches or defaults under the Lease by Landlord or Tenant.
17.
Signatures. The parties hereto consent and agree that this Eighth Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Eighth Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Eighth Amendment electronically, and (2) the electronic signatures appearing on this Eighth Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.
18.
No Further Modification. Except as set forth in this Eighth Amendment, all of the terms and provisions of the Lease shall apply with respect to the Eighth Amendment Expansion Premises and shall remain unmodified and in full force and effect.

[Signatures Follow]

IN WITNESS WHEREOF, this Eighth Amendment has been executed as of the day and year first above written.

LANDLORD:			TENANT:

HCP LS REDWOOD CITY, LLC, a Delaware limited liability company			REVOLUTION MEDICINES, INC., a Delaware corporation

By:	/s/ Scott Bohn		By:	/s/ Mark A Goldsmith

	Name:	Scott Bohn	Mark A Goldsmith

	Its:	Chief Development Officer	Print Name

		7/28/2025		Its:	President and CEO

EXHIBIT A

OUTLINE OF EIGHTH AMENDMENT EXPANSION PREMISES

EXHIBIT A

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the initial improvement of the Eighth Amendment Expansion Premises for Tenant (and potential improvements to the remainder of the Premises) following the date of this Eighth Amendment. This Tenant Work Letter is essentially organized chronologically and addresses the issues of construction, in sequence, as such issues will arise during construction in the Premises.

SECTION 1

POSSESSION OF THE PREMISES

Tenant acknowledges that Tenant has thoroughly examined the Eighth Amendment Expansion Premises. On the Eighth Amendment Expansion Commencement Date, Landlord shall tender possession of the Premises to Tenant in its presently existing, “as-is” condition, subject to Section 6 of the Eighth Amendment. Except for the payment of the Eighth Amendment Tenant Improvement Allowance as provided in Section 2, below, and potential payment of the Separate Non-Redevelopment Allowance as provided in Section 5.5, below, Landlord shall have no obligation to make or pay for any improvements to the Premises under the Lease.

SECTION 2

TENANT IMPROVEMENTS

2.1
Tenant Improvement Allowance. Commencing as of the Effective Date, Tenant shall be entitled to a one-time tenant improvement allowance for the entire Premises in the amount of $4,069,654.49 (i.e., $66.89 per RSF of the Eighth Amendment Expansion Premises) (the “Eighth Amendment Tenant Improvement Allowance”), for the costs relating to the initial designs and construction of Tenant’s improvements, including permits, drawings, architectural fees and project management services pursuant or related thereto, which are permanently affixed to the Premises or which are “Eighth Amendment Tenant Improvement Allowance Items,” as that term is defined in Section 2.2.1, below (collectively, the “Eighth Amendment Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter or otherwise in connection with Tenant’s construction of the Eighth Amendment Tenant Improvements or any Eighth Amendment Tenant Improvement Allowance Items, as defined below, in a total amount which exceeds the sum of the Eighth Amendment Tenant Improvement Allowance. All Eighth Amendment Tenant Improvements for which the Eighth Amendment Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease; provided, however, Landlord may, by written notice to Tenant given concurrently with Landlord’s approval of the “Final Working Drawings” for a phase of the Eighth Amendment Tenant Improvements, as that term is defined in Section 3.3, below, require Tenant, prior to the end of the Lease Term, or given following any earlier termination of this Lease, at Tenant’s expense, to remove any Eighth Amendment Tenant Improvements and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a Building standard general office condition. Tenant shall be entitled to

EXHIBIT B

deliver a space plan to Landlord to pre-approve in the future. Once such space plan is approved by Landlord in writing, such space plan shall be attached hereto as Schedule 1 (“Plan”). So long as the Final Space Plan, Final Working Drawings and corresponding Tenant Improvements are consistent with and a logical extension of the Plan, Landlord shall not require Tenant, whether at the end of the Lease Term, or following any earlier termination of the Lease, to pay for or remove any Tenant Improvements set forth on the Final Working Drawings, to repair any damage to the Eighth Amendment Expansion Premises and 400 Building caused by such removal, or to return the affected portion of the Eighth Amendment Expansion Premises to the condition in existence prior to the construction of the Eighth Amendment Tenant Improvements. Any portion of the Eighth Amendment Tenant Improvement Allowance that is not disbursed or allocated for disbursement by the date that is thirty-six (36) months after the Eighth Amendment Expansion Commencement Date (the “Outside Disbursement Date”) (subject to delays caused by Landlord), shall revert to Landlord and Tenant shall have no further rights with respect thereto.

Tenant may construct the Eighth Amendment Tenant Improvements in phases, including, without limitation, with respect to any use of the Separate Non-Redevelopment Allowance (as defined below). Each phase may have its own set of Plans and Final Working Drawings. Landlord and Tenant shall follow the procedures and requirements of this Tenant Work Letter with respect to each phase.

2.2
Disbursement of the Eighth Amendment Tenant Improvement Allowance.
2.2.1
Eighth Amendment Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Eighth Amendment Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Eighth Amendment Tenant Improvement Allowance Items”):
2.2.1.1
Payment of all reasonable fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, project management fees, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.2 of this Tenant Work Letter;
2.2.1.2
The payment of plan check, permit and license fees relating to construction of the Eighth Amendment Tenant Improvements;
2.2.1.3
The payment for all demolition and removal of existing improvements in the Premises;
2.2.1.4
The cost of construction of the Eighth Amendment Tenant Improvements, including, without limitation, testing and inspection costs, costs incurred for removal of existing furniture, fixtures or equipment in the Premises, hoisting and trash removal costs, costs to purchase and install in the Premises equipment customarily incorporated into laboratory improvements or laboratory utility systems, including, without limitation, UPS, DI Systems, boilers, air compressors, glass/cage washers and autoclaves, painting, and contractors’ fees and general conditions (but not including any other unattached furniture, laboratory

EXHIBIT B

equipment, or office equipment (“FF&E”), the costs of which FF&E shall not be paid for by the Eighth Amendment Tenant Improvement Allowance);
2.2.1.5
The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
2.2.1.6
The cost of any changes to the Construction Drawings or Eighth Amendment Tenant Improvements required by all applicable building codes (the “Code”);
2.2.1.7
Sales and use taxes;
2.2.1.8
Subject to Section 2.2, above, all other actual out-of-pocket costs expended by Landlord in connection with the construction of the Eighth Amendment Tenant Improvements, including, without limitation, costs expended by Landlord pursuant to Section 4.1.1 of this Tenant Work Letter, below.
2.2.2
Disbursement of Eighth Amendment Tenant Improvement Allowance. During the construction of the Eighth Amendment Tenant Improvements, Landlord shall make monthly disbursements of the Eighth Amendment Tenant Improvement Allowance for Eighth Amendment Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.
2.2.2.1
Monthly Disbursements. On or before the fifth (5th) day of each calendar month, during the design and construction of the Eighth Amendment Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for reimbursement of amounts paid to the “Contractor,” as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Eighth Amendment Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials for the Premises; (iii) executed mechanic’s lien releases, as applicable, from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Within forty-five (45) days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant, or, if so directed by Tenant, to the Contractor, in payment of the lesser of: (A) the amounts so requested by Tenant as set forth in this Section 2.2.3.1, above, less a ten percent (10%) retention to be retained unless Landmark Builders is the Contractor (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Eighth Amendment Tenant Improvement Allowance if applicable (not including the Final Retention, provided that Landlord does not dispute any request for payment based on non- compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.5 below, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s

EXHIBIT B

approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.
2.2.2.2
Final Deliveries. Following the completion of construction of the Eighth Amendment Tenant Improvements, Tenant shall deliver to Landlord (i) properly executed final mechanic’s lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from all of Tenant’s Agents, and a certificate certifying that the construction of the Eighth Amendment Tenant Improvements in the Premises has been substantially completed, and (ii) a “close-out package” in such customary format designated by Landlord (e.g., paper and/or electronic files) containing, without limitation, the following items (to the extent deemed necessary by Landlord): (a) as-built drawings and final record CAD drawings, (b) warranties and guarantees from all contractors, subcontractors and material suppliers, (c) all permits, approvals and other documents issued by any governmental agency in connection with the Eighth Amendment Tenant Improvements, (d) an independent air balance report, if required due to the nature of the Eighth Amendment Tenant Improvements, and (e) such other information or materials as may be reasonably requested by Landlord. Tenant shall record a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Tenant Work Letter.
2.2.2.3
Other Terms. Landlord shall only be obligated to make disbursements from the Eighth Amendment Tenant Improvement Allowance to the extent costs are incurred by Tenant for Eighth Amendment Tenant Improvement Allowance Items. All Eighth Amendment Tenant Improvement Allowance Items for which the Eighth Amendment Tenant Improvement Allowance have been made available shall be deemed Landlord’s property under the terms of this Lease.
2.4.
Building Standards. The quality of Eighth Amendment Tenant Improvements shall be in keeping with the existing improvements in the Premises.

SECTION 3

CONSTRUCTION DRAWINGS

3.1
Selection of Architect. Tenant shall retain an architect/space planner (the “Architect”) approved in advance by Landlord (which approval shall not be unreasonably withheld) to prepare the Final Space Plan and Final Working Drawings as provided in Section 3.2 and 3.3, below. Tenant shall retain the engineering consultants or design/build subcontractors designated by Tenant and reasonably approved in advance by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building. All such plans and drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of any plans or drawings as set forth in this Section 3, shall be for its sole

EXHIBIT B

purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.
3.2
Final Space Plan. Tenant shall supply Landlord with pdf copies of its final space plan for the Premises, digitally signed or acknowledged by Tenant, before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, labs, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require. If Landlord fails to respond to the Final Space Plan within the five (5) business day period set forth above, Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN THREE (3) BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF TENANT’S FINAL SPACE PLAN” (the “Final Space Plan Reminder Notice”). Any such Final Space Plan Reminder Notice shall include a complete copy of the Final Space Plan. If Landlord fails to respond within three (3) business days after receipt of a Final Space Plan Reminder Notice, then the Final Space Plan shall be deemed approved by Landlord.
3.3
Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, Title 24 calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficiently complete to allow all of Tenant’s Agents to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall supply Landlord with CAD and pdf copies of such Final Working Drawings, digitally signed or acknowledged by Tenant. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Working Drawings to be revised in accordance with such review and any disapproval of Landlord in connection therewith. If Landlord fails to respond to the Final Working Drawings within the ten (10) business day period set forth above, Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF TENANT’S FINAL WORKING DRAWINGS” (the

EXHIBIT B

“Final Working Drawings Reminder Notice”). Any such Final Working Drawings Reminder Notice shall include a complete copy of the Final Working Drawings. If Landlord fails to respond within five (5) business days after receipt of a Final Working Drawings Reminder Notice, then the Final Working Drawings shall be deemed approved by Landlord.
3.4
Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. Concurrently with Tenant’s delivery of the Final Working Drawings to Landlord for Landlord’s approval, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed.
3.5
Change Orders. If Tenant at any time desires any changes, alterations or additions to the Approved Working Drawings, Tenant shall submit a detailed written request to Landlord and PMA (as defined in Section 4.1.1 below) specifying such changes, alterations or additions (a “Tenant Change Request”), for Landlord’s approval. Landlord shall advise Tenant within three (3) business days after Landlord’s receipt of a Tenant Change Request if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Tenant Change Request to be revised to correct any deficiencies or other matters Landlord may reasonably require. If Landlord fails to respond to the Tenant Change Request within the three (3) business day period set forth above, Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN THREE (3) BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF A TENANT CHANGE REQUEST” (the “Change Request Reminder Notice”). Any such Change Request Reminder Notice shall include a complete copy of the applicable Tenant Change Request. If Landlord fails to respond within three (3) business days after receipt of a Change Request Reminder Notice, then the applicable Change Request shall be deemed approved by Landlord.

SECTION 4

CONSTRUCTION OF THE EIGHTH AMENDMENT TENANT IMPROVEMENTS

4.1
Tenant’s Selection of Contractors.
4.1.1
The Contractor; Landlord’s Project Manager. Tenant shall retain a licensed general contractor, approved in advance by Landlord, to construct the Eighth Amendment Tenant Improvements (“Contractor”). Landlord’s approval of the Contractor shall not be unreasonably withheld. Landlord approves Landmark Builders as a Contractor. Landlord shall retain Project Management Advisors, Inc. (“PMA”) as a third party project manager for construction oversight of the Eighth Amendment Tenant Improvements on behalf of Landlord, and

EXHIBIT B

Tenant shall pay a fee to Landlord with respect to the PMA services equal to $1.89 per rentable square foot of the Premises, which amount shall be deducted from the Eighth Amendment Tenant Improvement Allowance as incurred.
4.1.2
Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”). The subcontractors used by Tenant, but not any laborers, materialmen, and suppliers, must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, Landlord may nevertheless designate and require the use of particular mechanical, engineering, plumbing, fire life-safety and other Base Building subcontractors. If Landlord does not approve any of Tenant’s proposed subcontractors, Tenant shall submit other proposed subcontractors for Landlord’s written approval.
4.2
Construction of Eighth Amendment Tenant Improvements by Tenant’s Agents.
4.2.1
Construction Contract; Cost Budget.

Tenant shall engage the Contractor under a commercially reasonable and customary construction contract, reasonably approved by Landlord (collectively, the “Contract”). Prior to the commencement of the construction of the Eighth Amendment Tenant Improvements, and after Tenant has accepted all bids for the Eighth Amendment Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.10, above, in connection with the design and construction of the Eighth Amendment Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the estimated total costs of the work of the Eighth Amendment Tenant Improvement project (the “Final Budget”). If the Final Budget exceeds the amount of the Eighth Amendment Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Eighth Amendment Tenant Improvements) (the “Eighth Amendment Over-Allowance Amount”), then Tenant shall pay such Eighth Amendment Over-Allowance Amount after the Eighth Amendment Tenant Improvement Allowance has been disbursed in full (less any Final Retention). In the event that the costs relating to the design and construction of the Eighth Amendment Tenant Improvements shall be in excess of the estimated amount as set forth in the Final Costs, any such excess shall be paid by Tenant out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord’s approval, prior to Tenant paying such costs.

EXHIBIT B

4.2.2
Tenant’s Agents.
4.2.2.1
Compliance with Drawings and Schedule. Tenant’s and Tenant’s Agent’s construction of the Eighth Amendment Tenant Improvements shall comply with the following: (i) the Eighth Amendment Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; and (ii) Tenant’s Agents shall submit schedules of all work relating to the Eighth Amendment Tenant Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule.
4.2.2.2
Indemnity. Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Eighth Amendment Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Eighth Amendment Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises. The foregoing indemnity shall not apply to claims caused by the gross negligence or willful misconduct of Landlord, its member partners, shareholders, officers, directors, agents, employees, and/or contractors.
4.2.2.2
Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Eighth Amendment Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of substantial completion of the work under the Contract (“Substantial Completion”). Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after Substantial Completion. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Eighth Amendment Tenant Improvements, and/or the applicable Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Eighth Amendment Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
4.2.2.3
Insurance Requirements.
4.2.2.3.1
General Coverages. All of Tenant’s Agents shall carry the following insurance with insurers having a minimum A.M. best rating of A- VIII or better (i) worker’s compensation insurance covering all of Tenant’s Agents’ respective employees with a waiver of subrogation in favor of Landlord and the property manager, (ii) general liability insurance with a limit of not less than $1,000,000 per occurrence and $2,000,000 general

EXHIBIT B

aggregate, including products/completed operations and contractual coverage, and shall name Landlord, its subsidiaries and affiliates, its property manager (if any) and any other party the Landlord so specifies, as an additional insured or loss payee, as applicable, including Landlord’s managing agent, if any, and (iii) if the cost of such Eighth Amendment Tenant Improvements exceeds $100,000 in the aggregate, then Builders Risk insurance covering the construction of the Eighth Amendment Tenant Improvements, and such policy shall include Landlord as an additional insured.
4.2.2.3.2
General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.3 shall be delivered to Landlord before the commencement of construction of the Eighth Amendment Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Eighth Amendment Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Eighth Amendment Tenant Improvements are fully completed, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.
4.2.2.
Governmental Compliance. The Eighth Amendment Tenant Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi- governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.
4.2.4
Inspection by Landlord. Landlord shall have the right to inspect the Eighth Amendment Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Eighth Amendment Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Eighth Amendment Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Eighth Amendment Tenant Improvements, on the grounds that the construction is defective or fails to comply with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any such defects or deviations shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists that might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the applicable Building, the structure or exterior appearance of the applicable Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without

EXHIBIT B

limitation, causing the cessation of performance of the construction of the Eighth Amendment Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s reasonable satisfaction.
4.2.5
Meetings. Commencing upon the execution of this Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Eighth Amendment Tenant Improvements, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.
4.3
Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Eighth Amendment Tenant Improvements, Tenant shall cause a valid Notice of Completion to be recorded in the office of the Recorder of the county in which the applicable Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (w) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (x) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, (y) to deliver to Landlord two (2) sets of copies of such record set of drawings (consisting of the applicable CAD files) within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (z) deliver to Landlord a permit card with all required final signoffs from the applicable governmental agencies, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises. Within fifteen (15) days after request by Tenant following the Substantial Completion of the Eighth Amendment Tenant Improvements, Landlord will acknowledge its approval of the Eighth Amendment Tenant Improvements (provided that such approval has been granted) by placing its signature on a Contractor’s Certificate of Substantial Completion fully executed by the Architect, Contractor and Tenant. Landlord’s approval shall not create any contingent liabilities for Landlord with respect to any latent quality, design, Code compliance or other like matters that may arise subsequent to Landlord’s approval.

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SECTION 5

MISCELLANEOUS

5.1
Tenant’s Representative. Tenant has designated Camilo Pascua (Cpascua@revmed.com) as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who shall each have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
5.2
Landlord’s Representative. Landlord has designated Bernie Baker (bernieb@pmainc.com) with PMA, as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
5.3
Time is of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
5.4
Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, upon any Event of Default by Tenant under the Lease or this Tenant Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Eighth Amendment Over-Allowance Amount) occurs at any time on or before the substantial completion of the Eighth Amendment Tenant Improvements and such default remains uncured ten (10) days following Landlord’s notice of such default to Tenant, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Eighth Amendment Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Eighth Amendment Tenant Improvements and cessation of any work required to be performed by Landlord pursuant to this Tenant Work Letter (in which case, Tenant shall be responsible for any delay and any costs occasioned thereby).
5.5
Separate Non-Redevelopment Allowance. Landlord and Tenant are currently discussing and collaborating on a potential future redevelopment plan for the Eighth Amendment Expansion Premises and 400 Building to provide for potential densification of the same (the “400 Redevelopment”), which may include modifications to existing improvements and/or demolition of existing improvements and construction of new improvements; provided, that, for purposes of this Section 5.5, while Landlord and Tenant shall use commercially reasonable efforts in such discussions and collaboration, Landlord shall have no obligation to provide for and/or perform any such redevelopment and Tenant shall have no obligation to agree to any such redevelopment, with any potential agreement therefor and/or terms thereof subject to each party’s sole and absolute discretion. Subject to any earlier termination of the Lease, if (i) the parties do not enter into and execute a mutually acceptable “term sheet” or “memorandum of agreement” that provides for and documents the agreed-upon terms of the 400 Redevelopment on or before July 31, 2027 (the “Outside 400 Redevelopment Agreement Date”), which Outside 400 Redevelopment Agreement Date may be extended to July 31, 2028 by either party by written notice thereof delivered to the other party prior to the originally scheduled Outside 400 Redevelopment

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Agreement Date, or (ii) prior to the Outside 400 Redevelopment Agreement Date (as may be extended), Landlord delivers written notice to Tenant that Landlord has elected to no longer pursue the 400 Redevelopment (in Landlord’s sole and absolute discretion), then, effective as of the date (the “Availability Date”) immediately following the applicable Outside 400 Redevelopment Date (or date that Tenant receives any such written notice from Landlord), separate and apart from the Eighth Amendment Tenant Improvement Allowance, Tenant shall be entitled to a one-time tenant improvement allowance for the entire Premises in the amount of $2,014,445.51 (i.e., $33.11 per RSF of the Eighth Amendment Expansion Premises) (the “Separate Non-Redevelopment Allowance”), for any additional costs relating to any Eighth Amendment Tenant Improvements or which are Eighth Amendment Tenant Improvement Allowance Items, which Separate Non- Redevelopment Allowance shall otherwise be governed by the terms and conditions of this Tenant Work Letter (i.e., as a phase hereunder); provided, that, the Outside Disbursement Date therefor shall be extended to be the date that is the later to occur of (A) the originally scheduled Outside Disbursement Date for the Eighth Amendment Tenant Improvement Allowance and (B) the date that is twelve (12) months after the Availability Date hereunder (and for purposes of clarification, any portion of the Separate Non-Redevelopment Allowance that is not disbursed or allocated for disbursement by such Outside Disbursement Date pertaining thereto, shall revert to Landlord and Tenant shall have no further rights with respect thereto.).

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SCHEDULE 1 TO EXHIBIT B

APPROVED PLAN

[TO BE ATTACHED ONCE LANDLORD APPROVES SPACE PLAN AS DESCRIBED IN SECTION 2.1 OF EXHIBIT B]

EXHIBIT B